Exhibit 4.18

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Jie Shen

Shanghai Baozun E-commerce Limited

and

Shanghai Zunyi Business Consulting Ltd.

About

Shanghai Zunyi Business Consulting Ltd.

of

Equity Pledge Agreement

January 20, 2026

Equity Pledge Agreement

This Equity Pledge Agreement (the “Agreement”) is entered into on January 20, 2026, by and among:

1. Jie Shen (hereinafter referred to as the “Pledgor”)

ID card No.: [***]

2. Shanghai Baozun E-commerce Limited (hereinafter referred to as the “Pledgee”)

Registered Address: 2nd and 3rd Floors, Building No. 1, No. 5 and 8, Lane 510, Jiangchang West Road, Jing’an District, Shanghai

Legal representative: Junhua Wu

3. Shanghai Zunyi Business Consulting Ltd. (hereinafter referred to as the “Company”)

Registered Address: Room 212, No. 7, No.8 and No. 11, Lane 1188, Wanrong Road, Shanghai

Legal representative: Vincent Wenbin Qiu

(Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1) The Pledgor acquired 80% of the equity of the Company from Vincent Wenbin Qiu on January 20, 2026 and became the registered shareholder of the Company. The Pledgor lawfully holds 80% of the equity of the Company (hereinafter referred to as “Company Equity Interests”). On the date of signing the Agreement, its capital contribution and shareholding ratio in the registered capital of the Company are shown in Appendix I.

(2) As security for the performance by the Pledgor of its contractual obligations (as defined below) and the discharge of the Guaranteed Obligations (as defined below), the Pledgor is willing to pledge all of its Company Equity Interests to the Pledgee and grant the Pledgee the first-priority pledge, and the Company agrees to such equity pledge arrangement.

(3) The amount of Pledged Equity of the Pledgor is RMB 40 million, and the amount of secured of the secured claim is RMB40 million. The loan term expires on December 30, 2040.

NOW, THEREFORE, the Parties have agreed as follows:

Article 1            Definitions

1.1	In the Agreement, unless the context otherwise requires, the following words shall be construed as follows:
“Contractual Obligations”	means all contractual obligations of the Pledgor and the Company under the Agreement and the Transaction Agreement.

“Guaranteed Obligations”

means all direct, indirect, consequential losses and loss of foreseeable profits suffered by the Pledgee as a result of any Event of Default (as defined below) of the Pledgor and/or the Company, the amount of which is determined based on, including but not limited to, the reasonable business plans and profit projections of the Pledgee; and all costs incurred by the Pledgee in enforcing the obligations of the Pledgor and/or the Company under the Agreement.

“Transaction Agreement”

means the Shareholders’ Voting Rights Entrustment Agreement (as amended and restated from time to time) and the Exclusive Purchase Option Agreement (as amended and restated from time to time) entered into by and between the Parties hereto and Michael Qingyu Zhang and the Asset and Business Transfer Agreement (as amended and restated from time to time) and the Exclusive Technical Service Agreement (as amended and restated from time to time) entered into between the Company and the Pledgee.

“Event of Default”

means any of the following events: (i) any breach by any Pledgor of any of its contractual obligations under the Voting Rights Entrustment Agreement, the Purchase Option Agreement and/or the Agreement, or any failure by any Pledgor to fully and punctually perform any Guaranteed Obligations;(ii) any breach by the Company of any of its contractual obligations under the Voting Rights Entrustment Agreement, the Services Agreement, the Purchase Option Agreement, the Asset Purchase Agreement and/or the Agreement, or any failure by the Company to fully and punctually perform any Guaranteed Obligations; (iii) any of the Transaction Agreements and/or the Agreement becomes invalid or unenforceable as a result of changes in Chinese law, newly promulgated Chinese law or for any other reason, and the Parties to such agreements fail to reach alternative arrangements to achieve their purposes under the Transaction Agreements and the

Agreement; (iv) any material adverse change in the assets owned by the Pledgor which, in the reasonable opinion of the Pledgee, has materially and adversely affected the ability of the Pledgor to perform its obligations under the Agreement; (v) The Pledgor revokes the equity pledge or sells or transfers any of the Pledged Equity to a third party without the prior written consent of the Pledgee; or (vi) the Company has become unable to pay its debts.

“Pledged Equity”

means all Company Equity Interests lawfully owned by the Pledgor as of the Effective Date and pledged to the Pledgee pursuant to the Agreement as security for its and the Company’s performance of its contractual obligations (see Appendix I for the Pledged Equity of each Pledgor) and the increased capital contributions and dividends set forth in Articles 2.6 and 2.7 of the Agreement.

“PRC Laws”	means the laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding normative documents of the People’s Republic of China then in force.

1.2Reference to any PRC Laws in the Agreement shall be deemed to include (1) any amendment, variation, supplement or re-enactment thereof, whether such amendment, variation, supplement or re-enactment takes effect before or after the execution of the Agreement; and (2) any other decisions, notices and regulations made thereunder.

1.3	References in the Agreement to Articles, Sub Articles, and Paragraphs shall mean the corresponding provisions of the Agreement unless the context otherwise requires.

Article 2            Equity Pledge

2.1

The Pledgor hereby agrees to pledge the Pledged Equity legally owned and entitled to be disposed of by the Pledgor as agreed herein, as security for the repayment of the Guaranteed Obligations. The Company hereby agrees that the Pledgor shall pledge the Pledged Equity to the Pledgee in accordance with the Agreement.

2.2

The Pledgor promises that it will use its best efforts and take all necessary measures to register the equity pledge under the Agreement (the “Equity pledge”) with the relevant administrative department for industry and commerce as soon as reasonably practicable after the execution of the Agreement.

2.3

During the term of the Agreement, unless due to the Pledgee’s intentional act or gross negligence directly causing such reduction, the Pledgee shall not be liable for any reduction in the value of the Pledged Equity, and the Pledgor shall have no right of recourse in any form against the Pledgee or to make any request.

2.4

Without prejudice to the provisions of Article 2.3 above, if there is any possibility of significant reduction in the value of the Pledged Equity which is sufficient to endanger the rights of the Pledgee, the Pledgee may, at any time, auction or sell off the Pledged Equity on behalf of the Pledgor, and agree with the Pledgor to use the proceeds from the auction or sale to pay off the Guaranteed Obligations in advance or to deposit such proceeds with the notary office in the place where the Pledgee is located (all costs incurred therefrom shall be borne by the Pledgee). In addition, at the request of the Pledgee, the Pledgor shall provide other property as security for the Guaranteed Obligations.

2.5	In case of any Event of Default, the Pledgee shall have the right to dispose of the Pledged Equity in the manner specified in Article 4 hereof.
2.6

The Pledgor may increase the capital of the Company only with the prior consent of the Pledgee. The capital contribution increased by the Pledgor in the registered capital of the Company as a result of a capital increase shall also constitute the Pledged Equity. Subject to PRC Laws, the Pledgor shall, as soon as reasonably practicable after the completion of such capital increase, register the pledge of the equity corresponding to the newly increased capital contribution to the relevant administrative department for industry and commerce.

2.7

Subject to the prior consent of the Pledgee, the Pledgor may receive dividends or bonuses in respect of the Pledged Equity. The dividends or bonuses distributed by the Pledgor in respect of the Pledged Equity shall be deposited into the designated account of the Pledgee, subject to the supervision of the Pledgee, and used to repay the Guaranteed Obligations first.

2.8	The Pledgee shall have the right, after the occurrence of an Event of Default, to dispose of any Pledged Equity of any Pledgor in accordance with the provisions of the Agreement.

Article 3            Release of Pledge

3.1

After the Pledgor and the Company have fully and completely performed all the Contractual Obligations and discharged all the Guaranteed Obligations, the Pledgee shall, at the request of the Pledgor, terminate the equity pledge hereunder and cooperate with the Pledgor to cancel the registration of the equity pledge in the register of shareholders of the Company and with the relevant administration for industry and commerce. The reasonable expenses incurred in connection with such cancellation shall be borne by the Pledgee.

Article 4            Disposal of Pledged Equity

4.1

If the Pledgor knows or should know of any Event of Default that has occurred or any circumstance that may give rise to an Event of Default, the Pledgor shall immediately notify the Pledgee in writing. The Parties hereby agree that in the event of any Event of Default, the Pledgee shall be entitled upon giving written notice to the Pledgor, to exercise all rights and remedies available to it under the laws of the People's Republic of China, the Transaction Agreement and the terms of the Agreement, including (but not limited to) the sale or auction of the Pledged Equity for priority payment. The Pledgee shall not be liable for any loss resulting from its reasonable exercise of such rights and remedies.

4.2

The Pledgee shall have the right to appoint in writing its attorney or other agent to exercise any and all of the above rights and powers, and neither the Pledgor nor the Company shall raise any objection thereto.

4.3

The Pledgee shall have the right to deduct from the proceeds obtained by the Pledgee from the exercise of such rights and powers the reasonable expenses incurred by the Pledgee in exercising any or all of the above rights and powers.

4.4	The money obtained by the Pledgee in exercising its rights and powers shall be applied in the following order:

First, payment of all costs (including, without limitation, court fees and fees paid to its attorneys and agents) incurred in connection with the disposal of the pledged equity and the exercise by the Pledgee of its rights and powers;

Second, to pay the tax payable on the disposal of Pledged Equity; and

Third, to repay the Guaranteed Obligations to the Pledgee.

If there is any balance after deducting the above amount, the pledgee shall return the balance to the pledgor or other person entitled to the payment according to relevant laws and regulations or deposit it with the notary organ of the place where the pledgee is located (all expenses incurred therefrom shall be borne by the pledgee).

4.5

The Pledgee shall have the right to exercise any remedies for breach of contract concurrently or successively, and the Pledgee shall not be required to exhaust any other remedies before exercising the right to auction or sell the Pledged Equity hereunder.

Article 5            Fees and Expenses

5.1	All actual expenses incurred in connection with the establishment of the equity pledge hereunder, including (but not limited to) stamp duty, any other taxes and all legal fees, shall be borne by each Party.

Article 6            Continuing Guarantee and Non-Waiver

6.1

The equity pledge established under the Agreement is a continuing guarantee and shall remain in full force and effect until all Contractual Obligations have been fully performed and all Guaranteed Obligations have been fully discharged. Any exemption or grace period granted by the Pledgee to the Pledgor in respect of any breach, or any delay by the Pledgee in exercising any of its rights under the Transaction Agreement and/or the Agreement, shall not affect the Pledgee’s right to require the Pledgor to strictly perform the Transaction Agreement and the Agreement at any time thereafter under the Agreement and applicable PRC laws, nor shall it affect any right of the Pledgee arising from any subsequent breach by the Pledgor of the Transaction Agreement and/or the Agreement.

Article 7            Represents and Warrants of Pledgor

Each Pledgor severally and jointly hereby represents and warrants to the Pledgee as follows:

7.1

The pledgor is a Chinese citizen with full capacity, legal rights and capacity to enter into the Agreement and assume legal obligations hereunder. The shareholders’ meeting of the Company has adopted a resolution in accordance with the Articles of Association to approve the Pledgor to pledge the equity in accordance with the provisions of the Agreement.

7.2All reports, documents and information provided by the Pledgor to the Pledgee prior to the effective date of the Agreement relating to the Pledgor and all matters required by the Agreement are true and correct in all material respects as of the effective date of the Agreement.

7.3All reports, documents and information provided by the Pledgor to the Pledgee after the effective date of the Agreement relating to the Pledgor and all matters required by the Agreement are true and valid in all material respects as of the time of such provision.

7.4

As of the effective date of the Agreement, the Pledgor is the sole legal owner of the Pledged Equity, and there is no existing dispute regarding the ownership of the Pledged Equity. The Pledgor shall have the right to dispose of the Pledged Equity and any part thereof.

7.5

Except for the security interest set on the pledged equity under the Agreement and the rights granted under the Transaction Agreement, the Pledged Equity is free from any other security interest, third-party rights or other restrictions.

7.6

The Pledged Equity can be pledged and transferred according to law, and the Pledgor has full rights and powers to pledge the Pledged Equity to the Pledgee in accordance with the provisions of the Agreement.

7.7	The Agreement, duly executed by Pledgor, constitutes a legal, valid and binding obligation of Pledgor.
7.8

In addition to the equity pledge registration to be handled with the Administration for Industry and Commerce, all consents, permissions, waivers, authorizations of any third party and all approvals, permits, exemptions registrations or filings with any governmental authority or the registration or filing formalities to be handled with any governmental authority (if required by law) required for the execution and performance of the Agreement and the equity pledge hereunder have been obtained or completed and shall remain in full force and effect throughout the term of the Agreement.

7.9

The execution and performance of the Agreement by Pledgor shall not contravene or conflict with all applicable laws, any agreement to which Pledgor is a party or by which Pledgor’s assets are bound, any judgment of any court, any award of any arbitral authority, or decision of any administrative authority.

7.10	The Pledge hereunder constitutes a first-priority security interest in the pledged equity.
7.11	All taxes and fees payable in connection with the acquisition of the pledged equity have been paid in full by the Pledgor.
7.12

There are no pending or, to the best of the Pledgor’s knowledge, threatened suits, proceedings or demands before any court or arbitral tribunal against the Pledgor, or its property, or the Pledged Equity, and there are no pending or, to the best of the Pledgor’s knowledge, threatened suits, proceedings or demands before any governmental agency or administrative agency against the Pledgor, or its property, or the pledged equity, which would materially or adversely affect the economic condition of the Pledgor or its ability to perform its obligations and warranty obligations hereunder.

7.13

The Pledgor hereby guarantees to the Pledgee that the foregoing statements and guarantees will be true and correct and will be fully complied with at any time and under any circumstances before the Contractual Obligations have been fully performed or the Guaranteed Obligations have been fully discharged.

Article 8            Representations and Warranties of the Company

The Company represents and warrants to the Pledgee as follows:

8.1

The Company is a limited liability company duly registered and validly existing under the laws of the People’s Republic of China, with independent legal personality; has full and independent legal status and legal capacity to execute, deliver and perform the Agreement and may act independently as a party to legal proceedings.

8.2

All reports, documents and information provided by the Company to the Pledgee prior to the effective date of the Agreement relating to the pledged equity and all matters required by the Agreement are true and correct in all material respects as of the effective date of the Agreement.

8.3

All reports, documents and information relating to the pledged equity and all matters required by the Agreement provided by the Company to the Pledgee after the date of the Agreement are true and valid in all material respects at the time of such provision.

8.4	The Agreement, duly executed by the Company, constitutes a legal, valid and binding obligation of the Company.
8.5

It has full power and authority to enter into and deliver the Agreement and all other documents to be executed by it in connection with the transactions contemplated hereby, and it has full power and authority to consummate the transactions contemplated hereby.

8.6

There are no pending or, to the best of the Company’s knowledge, threatened suits, proceedings or demands before any court or arbitral tribunal against the pledged equity, the Company or their assets, and there are no pending or, to the best of the Company’s knowledge, threatened suits, proceedings or demands before any governmental agency or administrative agency against the pledged equity, the Company or their assets, which would materially or adversely affect the economic condition of the Company or the ability of the Pledgor to perform its obligations and Guarantee Obligations under the Agreement.

8.7	The Company hereby agrees to be jointly and severally liable to the Pledgee for the representations and warranties made by each Pledgor under Articles 7.4, 7.5, 7.6, 7.8 and 7.10 hereof.

8.8The Company hereby warrants to the Pledgee that the foregoing representations and warranties shall be true, correct and fully complied with at all times and under all circumstances prior to the full performance of the Contractual Obligations or the full discharge of the Guaranteed Obligations.

Article 9            Undertakings of the Pledgor

Each Pledgor hereby jointly and severally agrees and undertakes to the Pledgee as follows:

9.1

Without the prior written consent of the Pledgee, the Pledgor will not create or permit to be created any new pledge or any other security interest on the Pledged Equity, and any pledge or any other security interest created in whole or in part on the Pledged Equity interest without the prior written consent of the Pledgee shall be null and void.

9.2

The Pledgor will not transfer the pledged equity without prior written notice to and consent from the Pledgee, and all proposed transfers of the pledged equity by the Pledgor shall be null and void. The proceeds from the transfer of the Pledged Equity by the Pledgor shall first be used to prepay the Guaranteed Obligations to the Pledgee or to be deposited with a third party as agreed with the Pledgee.

9.3

In the event of any legal proceedings, arbitration or other claims which may adversely affect the interests of the Pledgor or the Pledgee under the Transaction Agreement and the Agreement or the pledged equity, the Pledgor warrants that it will promptly notify the Pledgee in writing and take all necessary measures to ensure the Pledgee’s pledged interest in the Pledged Equity interest according to the reasonable requirements of the Pledgee.

9.4The Pledgor undertakes to complete the registration procedures for extending the operation period of the Company within three months before the expiration of the operation period of the Company, so that the Agreement remains in full force and effect.

9.5

The Pledgor shall not perform or permit any act or action which may adversely affect the interests of Pledgee under the Transaction Agreement and the Agreement or the pledged equity. In the event of any transfer of the pledged equity resulting from the exercise of the pledge by the Pledgee, each Pledgor will waive the Pledgee’s right of first refusal to realize the pledge and will take all necessary steps and execute all necessary documents to effect such transfer.

9.6After signing the Agreement, the Pledgor will use its best efforts and take all necessary measures to register the pledge of the equity hereunder with the relevant administration for industry and commerce for pledge registration as soon as possible, and the Pledgor guarantees to take all necessary measures and execute all necessary documents (including but not limited to the supplementary agreement to the Agreement) according to the reasonable requirements of the Pledgee to ensure the Pledgee’s pledged interest in the Pledged Equity interest and the exercise and realization of such rights.

9.7	In the event of any transfer of the pledged equity as a result of the exercise of the pledge rights under the Agreement, the Pledgor undertakes to take all steps to effect such transfer.

9.8

The Pledgor shall ensure that the convening procedures, voting methods and the content of the meeting of shareholders and board of directors of the Company held for the purpose of signing the Agreement, creating the pledge right and exercising the pledge right do not violate any laws, administrative regulations or the Articles of Association.

9.9

The Pledgor promises to apply to the competent administration for industry and commerce for the registration of the equity pledge under the Agreement within three (3) working days after the execution of the Agreement, and to provide all necessary cooperation to complete such registration in time, as well as any other procedures required by applicable laws and regulations to give effect to the arrangement under the Agreement.

Article 10            Commitment of the Company

10.1

If the execution and performance of the Agreement and the equity pledge hereunder require any consent, permission, waiver, authorization of any third party or any approval, permit, exemption, registration or filing with any governmental authority (if required by law), the Company shall use its best efforts to assist in obtaining and maintaining the full force and effect thereof throughout the term of the Agreement.

10.2	The Company shall not, without the prior written consent of the Pledgee, assist or permit the Pledgor to create any new pledge or any other security interest over the Pledged Equity.
10.3	The Company shall not, without the prior written consent of the Pledgee, assist or permit the Pledgor to transfer the Pledged Equity.
10.4

In the event of any legal action, arbitration or other request which may adversely affect the interests of the Company, the pledged equity or the Pledgee under the Transaction Agreement and the Agreement, the Company warrants that it will notify the Pledgee in writing as soon as possible and will take all necessary measures to ensure the Pledgee’s pledge interest in the pledged equity interest as reasonably required by the Pledgee.

10.5

The Company guarantees to complete the registration procedures for the extended operation period within three months before the expiration of its operation period, so that the Agreement remains in full force and effect.

10.6	The Company shall not take or permit any act or action which may adversely affect the interests of the Pledgee under the Transaction Agreement and the Agreement or the pledged equity.

10.7

The Pledgor or the Company shall, within the first month of each calendar quarter, provide the Pledgee with the financial statements of the Company for the preceding calendar quarter, including (but not limited to) the balance sheet, income statement and cash flow statement.

10.8

The Company guarantees to take all necessary measures and sign all necessary documents (including but not limited to any supplementary agreement of the Agreement) according to the reasonable requirements of the Pledgee, so as to ensure the Pledgee’s Pledged Equity interest and the exercise and realization thereof.

10.9	The Company undertakes to take all steps to effect the transfer of any pledged equity as a result of the exercise of the pledge rights under the Agreement.
10.10

The Company undertakes to assist the Pledgor in applying to the competent administration for industry and commerce for the registration of the equity pledge under the Agreement within three (3) working days after the signing of the Agreement, and to provide all necessary cooperation to complete such registration in time.

Article 11            Change of Circumstance

11.1

As a supplement and not inconsistent with the Transaction Agreement and other provisions of the Agreement, if at any time, as a result of the enactment  or change of any PRC Law, regulation or rule, or as a result of the change in the interpretation or application thereof, or as a result of a change in the relevant registration procedures, the Pledgee determines that maintaining the effectiveness of the Agreement and/or disposing of the pledged equity in the manner specified in the Agreement has become illegal or contrary to such law, regulation or rule, the Pledgor and the Company shall immediately in accordance with the written instructions and reasonable requirements of the Pledgee, take any action and/or execute any agreement or other document to:

(1) Keep the Agreement in force;

(2) Facilitate the disposal of the pledged equity in the manner set out in the Agreement; and/or

(3) Maintain or realize the warranties created or intended to be created by the Agreement.

Article 12            Validity and Term of the Agreement

12.1	The Agreement shall come into force upon proper execution by the Parties.

After the Agreement comes into effect, and to the extent permitted by PRC laws, the Pledgor shall provide the Pledgee with the pledge certificate issued by the administration for industry and commerce in a form satisfactory to the Pledgee.

12.2	The term of the Agreement shall expire when the Contractual Obligations have been fully performed or the Guaranteed Obligations have been fully discharged.

Article 13            Notice

13.l	Any notices, requests, demands and other communications required by or pursuant to the Agreement shall be served in writing on the relevant Parties.
13.2	Any such notice or other communication shall be deemed to have been served if sent by fax or telex; if delivered personally, upon delivery; if sent by post, five (5) days after posting.

Article 14            Miscellaneous

14.1

The Pledgor and the Company agree that the Pledgee may assign its rights and/or obligations under the Agreement to any third party upon the Pledgee giving written notice to the Pledgor and the Company.  However, the Pledgor or the Company shall not assign its rights, obligations or liabilities hereunder to any third party without the prior written consent of the Pledgee.

14.2

The amount of the Guaranteed Obligations determined by the Pledgee in its sole discretion at the time of exercising its right of pledge over the pledged equity pursuant to the Agreement shall be conclusive evidence of the Guaranteed Obligations hereunder.

14.3

The Agreement shall be made in Chinese in five (5) originals, one (1) for each Party and the remaining one (1) for registration of the equity pledge with the competent administration for industry and commerce.

14.4	The formation, effectiveness, interpretation and dispute resolution of the Agreement shall be governed by the PRC Laws.
14.5	Dispute Resolution
(1)

All disputes under the Agreement shall first be settled by both Parties through friendly negotiation. If no settlement can be reached through negotiation within thirty (30) days after the dispute arises, either Party shall have the right to submit the dispute to the Shanghai International Economic and Trade

Arbitration Commission for arbitration in Shanghai by a panel of three arbitrators in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The initiating Party and the responding Party shall appoint one arbitrator respectively, and the third arbitrator shall be appointed by the Shanghai International Economic and Trade Arbitration Commission. If the Party initiating arbitration or the respondent Party exceeds two persons (whether natural persons or legal persons), such persons shall jointly appoint one arbitrator by mutual agreement in writing.

(2)	The arbitral award shall be final and binding upon the Parties.
(3)	During the period of dispute resolution, the Parties shall continue to perform all other provisions of the Agreement except for the matters in dispute.
(4)	After the arbitral award takes effect, either Party shall have the right to apply to the court with jurisdiction for enforcement of the arbitral award.
14.6

Any right, power and remedy conferred on the Parties by any provision of the Agreement shall not preclude the exercise of any other right, power or remedy available to such Party at law and under any other provision of the Agreement, and the exercise of such right, power and remedy by a Party shall not preclude the exercise of such other right, power and remedy.

14.7

No failure by a Party to exercise, or delay in exercising, any of its rights, powers and remedies under the Agreement or at law (the “Party's Rights”) will result in a waiver of such rights and any single or partial waiver of a Party’s rights shall not preclude such Party from exercising such rights in any other manner and from exercising any other rights of such Party.

14.8	The headings of the Articles of the Agreement are for index purposes only and in no event shall they be used or affect the interpretation of the provisions of the Agreement.
14.9

Each provision of the Agreement is severable and independent of each other, and if at any time any one or more provisions of the Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of the Agreement shall not be affected thereby.

14.10

The Agreement, when executed, supersedes any other legal documents previously executed by the Parties with respect to the same subject matter. Any amendment or supplement to the Agreement must be made in writing. Except that the Pledgee transfers its rights under the Agreement in accordance with Article 14.1, any amendment or supplement to the Agreement must be properly signed by all Parties to the Agreement hereto before it becomes effective.

14.11	The Agreement shall be binding upon the legal assigns or successors of the Parties.

The successors or permitted assigns, if any, of the Pledgor and the Company shall continue to perform their respective obligations under the Agreement. The Pledgor guarantees to the Pledgee that it has made all proper arrangements and signed all necessary documents to ensure that in the event of death, incapacity, bankruptcy, divorce or other circumstances that may affect its exercise of equity, interest, guardians, creditors, spouses and other persons who may obtain the Company Equity Interests or relevant rights as a result thereof shall not affect or hinder the performance of the Agreement.

14.12

Concurrently with the execution of the Agreement, each Pledgor shall execute a Power of Attorney in the form attached hereto as Appendix II (the “Power of Attorney”) authorizing any person designated by the Pledgee to execute on its behalf any and all legal documents necessary to enable the Pledgee to exercise its rights hereunder. The Power of Attorney shall be delivered to the Pledgee for safekeeping, and the Pledgee may deliver the Power of Attorney to the relevant government department at any time when necessary.

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Signature Page to the “Equity Pledge Agreement”

Pledgor: Jie Shen

Signed by:	/s/ Jie Shen

Signature Page to the “Equity Pledge Agreement”

Pledgee:

Shanghai Baozun E-commerce Limited (seal)

Seal: /s/ Shanghai Baozun E-commerce Limited

Signed by:	/s/ Junhua Wu

Name: Junhua Wu

Title: Legal Representative

Signature Page to the “Equity Pledge Agreement”

Pledgee:

Shanghai Zunyi Business Consulting Ltd. (seal)

Seal: /s/ Shanghai Zunyi Business Consulting Ltd.

Signed by:	/s/ Vincent Wenbin Qiu

Name: Vincent Wenbin Qiu

Title: Legal Representative

Appendix I:

Basic Information of the Company

Company name:	Shanghai Zunyi Business Consulting Ltd.
Registered address:	Room 212, No. 7, No. 8 and No. 11, Lane 1188, Wanrong Road, Shanghai
Registered capital:	RMB 50 million
Legal representative:	Vincent Wenbin Qiu
Equity structure:

Name of shareholder	Contribution Amount in Registered Capital	Percentage of Contribution	Mode of Contribution
Jie Shen	RMB40,000,000	80%	currency
Michael Qingyu Zhang	RMB10,000,000	20%	currency
Total	RMB50,000,000	100%	/

Appendix II:

Form of Power of Attorney

I, the undersigned __________________, hereby irrevocably appoint__________________(ID card No.:_________________), as my attorney-in-fact, to sign all legal documents necessary or useful for Shanghai Baozun E-commerce Limited to exercise its rights under the Equity Pledge Agreement in respect of Shanghai Zunyi Business Consulting Ltd., which was signed by Shanghai Baozun E-commerce Limited, by myself and Shanghai Zunyi Business Consulting Ltd., and to handle all procedures for industrial and commercial registration in connection with the equity pledge.

Signed by:

Date: